Exhibit (c)(iii) Confidential Discussion Materials Prepared by: Prepared for: The Special Committee of the Board of Directors Duff & Phelps Opinions Practice of Fathom Digital Manufacturing Corporation February 15, 2024 Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC.

Duff & Phelps Disclaimer • The following pages contain material that is being provided by Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of Fathom Digital Manufacturing Corporation (“Fathom” or the “Company”) (solely in their capacity as members of the Special Committee, as authorized by the Board of Directors), pursuant to an engagement letter dated November 27, 2023 (the “Engagement Letter”) in connection with the Proposed Transaction (as defined herein). • The accompanying material was compiled and prepared on a confidential basis for the use of the Special Committee in connection with its consideration of the Proposed Transaction and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of Duff & Phelps, unless otherwise provided for in the Engagement Letter. • Because these materials were prepared for use in the context of a presentation to the Special Committee, who are familiar with the business and affairs of the Company, neither Duff & Phelps, nor any of its legal or financial advisors or accountants, takes any responsibility for the accuracy or completeness of any of the material set forth herein if used by persons other than the Special Committee. Duff & Phelps undertakes no responsibility to update the materials after the date hereof. • These materials are not intended to represent an opinion, but rather to serve as discussion materials for the Special Committee to review, and includes information that may form a portion of a basis upon which Duff & Phelps may render an opinion with respect to the Proposed Transaction. Any such opinion will be provided in a separate writing and be signed by Duff & Phelps. • These materials (i) do not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (ii) do not address any transaction related to the Proposed Transaction, and (iii) are not a recommendation as to how the Special Committee should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction. • The information utilized in preparing the analyses contained herein was obtained from the Company and public sources. Duff & Phelps relied on the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information. • No selected public company presented herein is directly comparable to Fathom. Duff & Phelps does not have access to non-public information regarding the selected public companies it considered, and none of those companies are identical to Fathom or its lines of business. Accordingly, a complete comparative analysis cannot be limited to such a quantitative review of the selected companies and would involve complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to Fathom. • Nothing contained herein should be construed as tax, legal, regulatory, or accounting advice. 2 Confidential

1. Executive Summary 2. Fairness Analysis Table of Appendix: Additional Supporting Contents Detail 0 1 3

Section 1: Executive Summary 4

Engagement and Transaction Overview • The Special Committee has engaged Duff & Phelps, to serve as an independent financial advisor to the Special Committee to provide the Opinion (as defined below) in connection with a proposed transaction (as described below, the “Proposed Transaction”). • It is Duff & Phelps’ understanding that the Proposed Transaction involves the sale of the Company to CORE Industrial Partners, LLC and its affiliates (“CORE”) by means of mergers by and among Fathom Digital Manufacturing Intermediate, LLC, a Delaware limited liability company (“Parent”), Fathom Digital Manufacturing Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Company Merger Sub”), Fathom Digital Manufacturing Merger Sub 2, LLC, a Delaware limited liability company and a wholly- owned subsidiary of Company Merger Sub (“LLC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), Fathom Holdco, LLC, a Delaware limited liability company (“OpCo LLC”), and the Company. Specifically, under the terms of the Merger Agreement, LLC Merger Sub will merge with and into OpCo LLC with OpCo LLC surviving the merger as a partially-owned subsidiary of Company Merger Sub and, immediately following such merger, Company Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly-owned subsidiary of Parent. • Each issued and outstanding share of Class A common stock, par value $0.0001, of the Company (the “Company Class A Common Stock”) (excluding the Company Class A Earnout Shares, the Owned Company Shares, and the Dissenting Shares (collectively, the “Excluded Shares”)) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $4.75, without interest thereon (the “Per Share Price”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement (as defined herein). • Duff & Phelps will opine as to whether the Per Share Price to be received by the holders of Company Class A Common Stock (other than CORE, those members of the Board of Directors who are employees of CORE, any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, those Persons holding Rollover Shares and the holders of Excluded Shares) (collectively, the “Public Stockholders”) in the Proposed Transaction is fair, from a financial point of view, to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder) (the “Opinion”). 5 Confidential

Scope of Analysis Documents Reviewed • The Company’s registration statement on Form S-1 dated and filed with the Securities and Exchange Commission (“SEC”) on January 14, 2022, as amended and supplemented, audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC for the year ended December 31, 2022, and the Company’s unaudited interim financial statements for the nine months ended September 30, 2023 included in the Company’s quarterly report on Form 10-Q filed with the SEC for the quarter ended September 30, 2023; • Unaudited financial information for the Company for the years ended December 31, 2021 through December 31, 2023, which the Company’s management identified as being the most current financial statements available; • Two sets of financial projections for the years ended December 31, 2024 through December 31, 2028 provided to Duff & Phelps by management of the Company. The first set of projections were provided to Duff & Phelps on December 20, 2023 (the “Scenario 1 Projections”) and the second set of projections were provided to Duff & Phelps on December 22, 2023 reflecting certain adjustments requested by the Special Committee (the “Scenario 2 Projections”, and together with the Scenario 1 Projections, the “Management Projections”). Duff & Phelps was instructed by the Company and the Special Committee to rely on the Management Projections for the purposes of the Opinion; • Third Amendment dated as of November 13, 2023 to the Credit Agreement dated as of December 23, 2021 (the “Third Amendment”); • Other internal documents relating to the history, past and current operations, financial condition and prospects, and probable future outlook of the Company provided to Duff & Phelps by management of the Company; and 6 Confidential

Scope of Analysis (Continued) Documents Reviewed (Continued) • Documents related to the Proposed Transaction, including: – A draft dated February 14, 2024 of the Agreement and Plan of Merger by and among Fathom Manufacturing Intermediate, LLC, Fathom Digital Manufacturing Merger Sub, Inc., Fathom Digital Manufacturing Merger Sub 2, LLC, Fathom Holdco, LLC and Fathom Digital Manufacturing Corporation (the “Merger Agreement”), – A draft dated February 13, 2024 of the Form of Amendment No. 1 to the Amended and Restated Tax Receivable Agreement, dated as of April 4, 2023, by and among the Company and the Majority TRA Parties (as defined therein), – A draft dated February 12, 2024 of the Equity Commitment Letter to purchase securities between CORE and Parent, – A draft dated February 13, 2024 of the Form of Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of OpCo LLC, – A draft dated February 15, 2024 of the Support Agreement by and among the Company, Parent, and the Supporting Holders (as defined therein); and – A draft dated February 13, 2024 of the Form of Second Amended and Restated Certificate of Incorporation of the Company. 7 Confidential

Scope of Analysis (Continued) Procedures • Discussed the information referred to above and the background and other elements of the Proposed Transaction with the Special Committee and the management of the Company; • Reviewed the historical trading price and trading volume of the Company’s common stock; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; • Discussed with management of the Company and its advisors the steps undertaken in 2022 related to a formal review of strategic alternatives and an effort to sell the Company which did not result in any formal indications of interest or verbal offers; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate. 8 Confidential

Valuation Indications – Stock Price Proposed Commentary Indicated Stock Price Transaction $4.75 • Based on Scenario 1 Projections through 2028 • 3.5% Terminal growth rate $0.02 $0.31 • 14% - 17% weighted average cost of capital • Based on Scenario 2 Projections through 2028 • 3.5% Terminal growth rate $0.10 $0.90 • 14% - 17% weighted average cost of capital • 6.5x – 8.5x 2023 EBITDA • Fathom’s 2023E Adj. EBITDA $0.00 $0.03 margin is below the median of the Diversified Fabricators • 6.0x – 8.0x 2024 EBITDA • Fathom’s 2024 Adj. EBITDA $0.00 $0.08 margin is below the median of the Diversified Fabricators 9 Confidential Discounted Discounted Cash Flow Cash Flow 2024 EBITDA 2023 EBITDA Multiple Multiple Analysis Analysis Range Range Scenario 2 Scenario 1 Projections Projections

Valuation Indications

($ in thousands, except per share price)

	Discounted Cash Flow Analysis						Selected Public Companies Analysis					
	Scenario 1 Projections			Scenario 2 Projections			2023 EBITDA Selection			2024 EBITDA Selection		
Enterprise Value Indication	**$93,200**	-	**$120,600**	**$106,500**	-	**$138,400**	**$71,900**	-	**$94,100**	**$78,200**	-	**$104,300**
Plus: Cash and Equivalents (1)	5,573	-	5,573	5,573	-	5,573	5,573	-	5,573	5,573	-	5,573
Less: Warrant Liability (1)	(191)	-	(191)	(191)	-	(191)	(191)	-	(191)	(191)	-	(191)
Less: Earnout Shares Liability (1)	(332)	-	(332)	(332)	-	(332)	(332)	-	(332)	(332)	-	(332)
Less: Debt (1)	(159,801)	-	(159,801)	(159,801)	-	(159,801)	(159,801)	-	(159,801)	(159,801)	-	(159,801)
Less: Restructuring and Transaction Expenses (2), After-Tax	(2,644)	-	(2,644)	(2,644)	-	(2,644)	(2,644)	-	(2,644)	(2,644)	-	(2,644)
Aggregate Equity Value	**($64,195)**	-	**($36,795)**	**($50,895)**	-	**($18,995)**	**($85,495)**	-	**($63,295)**	**($79,195)**	-	**($53,095)**
Less: Dilution due to Stock Options and Performance RSUs (3)	0	-	0	0	-	0	0	-	0	0	-	0
Adjusted Equity Value	**($64,195)**	-	**($36,795)**	**($50,895)**	-	**($18,995)**	**($85,495)**	-	**($63,295)**	**($79,195)**	-	**($53,095)**
Equity as an Option Value	**$165**	-	**$2,221**	**$702**	-	**$6,447**	**$5**	-	**$184**	**$17**	-	**$567**
Fully Diluted Shares Outstanding (000s) (4)		7,200			7,200			7,200			7,200	
Implied Fathom Price Per Share	**$0.02**	-	**$0.31**	**$0.10**	-	**$0.90**	**$0.00**	-	**$0.03**	**$0.00**	-	**$0.08**
Implied Multiples												
2023 Adj. EBITDA $11,067	8.4x	-	10.9x	9.6x	-	12.5x	6.5x	-	8.5x	7.1x	-	9.4x
2024 Adj. EBITDA $13,033	7.2x	-	9.3x	8.2x	-	10.6x	5.5x	-	7.2x	6.0x	-	8.0x
2025 Adj. EBITDA $18,040	5.2x	-	6.7x	5.9x	-	7.7x	4.0x	-	5.2x	4.3x	-	5.8x
2023 Revenue $131,292	0.71x	-	0.92x	0.81x	-	1.05x	0.55x	-	0.72x	0.60x	-	0.79x

(1) Balance as of December 31, 2023
(2) Per Company management
(3) Based on Black-Scholes option model and other quantitative factors
(4) Represents shares of Class A, Class B, and unvested RSUs, net of tax, excluding Performance RSUs; Source: Company management

KROLL 10

Confidential

2. Fairness Analysis 11

Summary Financials – Scenario 1

($ in thousands)

				Scenario 1 Projections					'23-'28	'24-'28
	2021PF	2022A	2023A	2024P	2025P	2026P	2027P	2028P	CAGR	Avg.
Revenue	$162,563	$161,141	$131,292	$134,248	$140,961	$149,407	$158,435	$165,036	4.7%	
Growth		(0.9%)	(18.5%)	2.3%	5.0%	6.0%	6.0%	4.2%		
Gross Profit	$65,123	$50,049	$37,692	$42,976	$48,308	$53,612	$60,178	$64,286		
Margin	40.1%	31.1%	28.7%	32.0%	34.3%	35.9%	38.0%	39.0%		
EBITDA	$46,597	($1,082,456)	$10,595	$8,228	$16,733	$21,223	$26,122	$29,425		
Plus: Management Adjustments (1)	(9,470)	1,104,912	2,488	7,215	3,767	3,838	3,911	3,987		
Management Adj. EBITDA	$37,127	$22,456	$13,083	$15,443	$20,500	$25,061	$30,033	$33,412	20.6%	
Less: Board Fees	0	0	(16)	(410)	(400)	(400)	(400)	(400)		
Less: Stock Based Compensation (2)	(2,000)	(2,000)	(2,000)	(2,000)	(2,060)	(2,122)	(2,185)	(2,251)		
Adjusted EBITDA	**$35,127**	**$20,456**	**$11,067**	**$13,033**	**$18,040**	**$22,539**	**$27,448**	**$30,761**	22.7%	
Margin	21.6%	12.7%	8.4%	9.7%	12.8%	15.1%	17.3%	18.6%		14.7%
Growth		(41.8%)	(45.9%)	17.8%	38.4%	24.9%	21.8%	12.1%		
Capital Expenditures	$8,972	$13,189	$5,010	$4,110	$5,808	$7,695	$9,792	$10,200		
as % of Revenue	5.5%	8.2%	3.8%	3.1%	4.1%	5.2%	6.2%	6.2%		
Net Working Capital	$23,298	$29,994	$14,333	$11,990	$16,163	$17,154	$18,108	$18,719		
as % of Revenue	14.3%	18.6%	10.9%	8.9%	11.5%	11.5%	11.4%	11.3%		

(1) 2022 adjustments include goodwill impairment and projected adjustment figures comprised primarily of non-cash stock-based compensation expenses and board fees
(2) Reflects normalized stock-based compensation expense per Company management
Note: 2021 figures are pro forma to reflect the full-year impact of material acquisitions made by the Company in 2021
Source: Management Projections

KROLL 12

Confidential

Summary Financials – Scenario 2

($ in thousands)

	2021PF	2022A	2023A	2024P	2025P	2026P	2027P	2028P	'23-'28 CAGR	'24-'28 Avg.
				Scenario 2 Projections						
Revenue	$162,563	$161,141	$131,292	$134,248	$142,370	$153,804	$167,586	$179,138	6.4%	
Growth		(0.9%)	(18.5%)	2.3%	6.1%	8.0%	9.0%	6.9%		
Gross Profit	$65,123	$50,049	$37,692	$42,976	$48,675	$54,975	$63,014	$68,658		
Margin	40.1%	31.1%	28.7%	32.0%	34.2%	35.7%	37.6%	38.3%		
EBITDA	$46,597	($1,082,456)	$10,595	$8,228	$17,085	$22,543	$28,869	$33,659		
Plus: Management Adjustments (1)	(9,470)	1,104,912	2,488	7,215	3,767	3,838	3,911	3,987		
Management Adj. EBITDA	$37,127	$22,456	$13,083	$15,443	$20,852	$26,381	$32,780	$37,645	23.5%	
Less: Board Fees	0	0	(16)	(410)	(400)	(400)	(400)	(400)		
Less: Stock Based Compensation (2)	(2,000)	(2,000)	(2,000)	(2,000)	(2,060)	(2,122)	(2,185)	(2,251)		
Adjusted EBITDA	**$35,127**	**$20,456**	**$11,067**	**$13,033**	**$18,392**	**$23,860**	**$30,195**	**$34,994**	25.9%	
Margin	21.6%	12.7%	8.4%	9.7%	12.9%	15.5%	18.0%	19.5%		15.1%
Growth		(41.8%)	(45.9%)	17.8%	41.1%	29.7%	26.6%	15.9%		
Capital Expenditures	$8,972	$13,189	$5,010	$4,110	$5,866	$7,922	$10,358	$11,072		
as % of Revenue	5.5%	8.2%	3.8%	3.1%	4.1%	5.2%	6.2%	6.2%		
Net Working Capital	$23,298	$29,994	$14,333	$11,990	$16,123	$17,056	$17,938	$18,457		
as % of Revenue	14.3%	18.6%	10.9%	8.9%	11.3%	11.1%	10.7%	10.3%		

(1) 2022 adjustments include goodwill impairment and projected adjustment figures comprised primarily of non-cash stock-based compensation expenses and board fees
(2) Reflects normalized stock-based compensation expense per Company management
Note: 2021 figures are pro forma to reflect the full-year impact of material acquisitions made by the Company in 2021
Source: Management Projections

KROLL 13

Confidential

Projection Comparison ($ in thousands) 2023A 2024P 2025P 2026P 2027P 2028P Revenue Cumulative Variance Scenario 1 Projections $131,292 $134,248 $140,961 $149,407 $158,435 $165,036 Scenario 2 Projections $131,292 $134,248 $142,370 $153,804 $167,586 $179,138 3.9% Revenue Growth CAGR Scenario 1 Projections (18.5%) 2.3% 5.0% 6.0% 6.0% 4.2% 4.7% Scenario 2 Projections (18.5%) 2.3% 6.1% 8.0% 9.0% 6.9% 6.4% Management Adjusted EBITDA (1) Cumulative Variance Scenario 1 Projections $13,083 $15,443 $20,500 $25,061 $30,033 $33,412 Scenario 2 Projections $13,083 $15,443 $20,852 $26,381 $32,780 $37,645 7.0% Management Adjusted EBITDA Margin (1) Average Margin Scenario 1 Projections 10.0% 11.5% 14.5% 16.8% 19.0% 20.2% 16.4% Scenario 2 Projections 10.0% 11.5% 14.6% 17.2% 19.6% 21.0% 16.8% Capital Expenditures Cumulative Variance Scenario 1 Projections $5,010 $4,110 $5,808 $7,695 $9,792 $10,200 Scenario 2 Projections $5,010 $4,110 $5,866 $7,922 $10,358 $11,072 4.6% Note: Cumulative variance and average margin based on 2024 to 2028; CAGR based on 2023A to 2028 (1) As provided by Company management, includes addbacks for stock-based compensation, board fees, and other management adjustments Source: Management Projections 14 Confidential

Discounted Cash Flow Analysis – Scenario 1

($ in thousands)

	Scenario 1 Projections						5-YR	5-YR
	2023A	2024P	2025P	2026P	2027P	2028P	CAGR	Average
Revenue	$131,292	$134,248	$140,961	$149,407	$158,435	$165,036	4.7%	
Growth	(18.5%)	2.3%	5.0%	6.0%	6.0%	4.2%		4.7%
Adj. EBITDA	$11,067	$13,033	$18,040	$22,539	$27,448	$30,761	22.7%	
Adj. EBITDA Margin	8.4%	9.7%	12.8%	15.1%	17.3%	18.6%		14.7%
Earnings Before Interest and Taxes		$6,393	$11,792	$16,256	$20,616	$22,231		
Pro Forma Taxes at 24.6%		(1,573)	(2,902)	(4,000)	(5,073)	(5,470)		
Net Operating Profit After Tax		4,820	8,891	12,256	15,543	16,761		
Tax Depreciation		6,640	6,248	6,283	6,831	8,530		
Capital Expenditures		(4,110)	(5,808)	(7,695)	(9,792)	(10,200)		
(Increase) Decrease in Working Capital		2,343	(4,173)	(991)	(955)	(610)		
Free Cash Flow		$9,693	$5,157	$9,853	$11,628	$14,481		

Implied Enterprise Value		Low	Mid	High
Terminal Growth Rate		3.50%	3.50%	3.50%
Weighted Average Cost of Capital		17.00%	15.50%	14.00%
Implied Enterprise Value Range		**$93,200**	**$105,200**	**$120,600**
Implied Enterprise Value Multiples				
2023 Adj. EBITDA	$11,067	8.4x	9.5x	10.9x
2024 Adj. EBITDA	$13,033	7.2x	8.1x	9.3x
2025 Adj. EBITDA	$18,040	5.2x	5.8x	6.7x
2023 Revenue	$131,292	0.71x	0.80x	0.92x

Note: Adjusted EBITDA includes expenses related to board fees and costs related to normalized stock based compensation
Source: Management Projections

KROLL 15

Confidential

Discounted Cash Flow Analysis – Scenario 2

($ in thousands)

	Scenario 2 Projections						5-YR	5-YR
	2023A	2024P	2025P	2026P	2027P	2028P	CAGR	Average
Revenue	$131,292	$134,248	$142,370	$153,804	$167,586	$179,138	6.4%	
Growth	(18.5%)	2.3%	6.1%	8.0%	9.0%	6.9%		6.4%
Adj. EBITDA	$11,067	$13,033	$18,392	$23,860	$30,195	$34,994	25.9%	
Adj. EBITDA Margin	*8.4%*	*9.7%*	*12.9%*	*15.5%*	*18.0%*	*19.5%*		15.1%
Earnings Before Interest and Taxes		$6,393	$12,115	$17,483	$23,186	$26,070		
Pro Forma Taxes at 24.6%		(1,573)	(2,981)	(4,302)	(5,705)	(6,415)		
Net Operating Profit After Tax		4,820	9,134	13,181	17,480	19,655		
Tax Depreciation		6,640	6,278	6,376	7,009	8,924		
Capital Expenditures		(4,110)	(5,866)	(7,922)	(10,358)	(11,072)		
(Increase) Decrease in Working Capital		2,344	(4,133)	(933)	(882)	(519)		
Free Cash Flow		$9,693	$5,412	$10,703	$13,250	$16,989		

Implied Enterprise Value		Low	Mid	High
Terminal Growth Rate		3.50%	3.50%	3.50%
Weighted Average Cost of Capital		17.00%	15.50%	14.00%
Implied Enterprise Value Range		**$106,500**	**$120,400**	**$138,400**
Implied Enterprise Value Multiples				
2023 Adj. EBITDA	$11,067	9.6x	10.9x	12.5x
2024 Adj. EBITDA	$13,033	8.2x	9.2x	10.6x
2025 Adj. EBITDA	$18,392	5.8x	6.5x	7.5x
2023 Revenue	$131,292	0.81x	0.92x	1.05x

Note: Adjusted EBITDA includes expenses related to board fees and costs related to normalized stock based compensation
Source: Management Projections

KROLL 16

Confidential

Selected Public Companies – Performance Metrics As of February 12, 2024 For Rank Charts (% of Revenue) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN 21-23 21-23 21-23 Company Name CAGR 2023 2024 2025 CAGR 2023 2024 2025 AVG 2023 2024 2025 Diversified Fabricators Barnes Group Inc. NM NM 4.5% 6.3% NM NM 29.0% 6.0% NM 16.7% 20.7% 20.6% Materialise NV 12.9 12.9 8.0 10.8 -2.0 72.9 26.8 23.7 10.2 10.3 12.1 13.5 Mayville Engineering Company, Inc. NM NM 3.3 6.3 NM NM 7.8 19.2 NM 11.0 11.5 12.9 Proto Labs, Inc. 2.5 3.2 1.9 NA -0.2 1.5 -1.8 NA 13.3 13.3 12.9 NA Sanmina Corporation 15.2 12.8 -11.8 11.9 20.0 25.5 -13.2 12.0 6.2 6.6 6.5 6.5 Mean 10.2% 9.6% 1.2% 8.8% 5.9% 33.3% 9.7% 15.2% 9.9% 11.6% 12.7% 13.4% Median 12.9% 12.8% 3.3% 8.6% -0.2% 25.5% 7.8% 15.6% 10.2% 11.0% 12.1% 13.2% Industrial Machinery Manufacturers & Industry Participants 3D Systems Corporation -9.9% -7.1% 1.7% 6.8% NM NM NM NM -6.4% -10.4% -3.7% -2.6% Desktop Metal, Inc. 29.5 -9.8 3.9 NA NM NM NM NM -73.6 -29.8 -8.2 NA Markforged Holding Corporation -0.3 -10.1 5.9 NA NM NM NM NM -65.4 -54.1 -40.2 NA Prodways Group SA 1.8 -9.3 2.7 11.2 -0.6 -28.0 48.1 12.5 8.0 7.2 10.4 10.5 Stratasys Ltd. 1.5 -4.0 3.0 5.7 NM 68.1 230.7 66.4 -0.1 0.7 2.3 3.6 Velo3D, Inc. 97.7 32.8 13.1 42.7 NM NM NM NM -119.7 -54.3 -22.4 -6.1 Xometry, Inc. 28.4 21.6 28.9 26.4 NM NM NM NM -14.4 -10.5 -2.8 0.4 Mean 21.3% 2.0% 8.4% 18.6% NA -0.6% 20.0% 139.4% 39.5% NA -38.8% -21.6% -9.2% 1.2% Median 1.7% 2.8% 6.3% 18.8% -0.6% 58.1% 57.3% 22.2% NA -14.2% -9.3% -2.7% 2.0% Fathom (Analyst Projections) -6.6% -17.7% 0.6% NA -33.3% -19.2% 9.1% NM 14.0% 10.6% 11.5% NA Fathom (Scenario 1 Projections) (1) -10.1% -18.5% 2.3% 5.0% -43.9% -45.9% 17.8% 38.4% 14.2% 8.4% 9.7% 12.8% Fathom (Scenario 2 Projections) (1) -10.1% -18.5% 2.3% 6.1% -43.9% -45.9% 17.8% 41.1% 14.2% 8.4% 9.7% 12.9% (1) Fathom EBITDA figures adjusted to include expense related to board fees and a normalized level of stock based compensation CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, and Management Projections. 17 Confidential

Selected Public Companies – Valuation Multiples

(US$ in millions, except per share data)

As of February 12, 2024

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	Common Stock Price (Primary) on 2/12/2024	% of 52-Week High	Market Capitalization	Enterprise Value	2023 EBITDA	2024 EBITDA	2025 EBITDA	2023 Revenue
Diversified Fabricators								
Barnes Group Inc.	35.92	75.8%	$1,778	$3,019	10.8x	8.4x	7.9x	1.81x
Materialise NV	5.97	58.3	330	253	8.4	6.7	5.4	0.87
Mayville Engineering Company, Inc.	12.62	75.7	253	424	NA	5.7	4.8	0.68
Proto Labs, Inc.	35.43	84.6	917	845	12.6	12.8	NA	1.68
Sanmina Corporation	61.84	88.7	3,393	3,419	5.8	6.7	6.0	0.38
Mean		76.7%	$1,335	$1,592	9.4x	8.1x	6.0x	1.08x
Median		75.8%	$917	$845	9.6x	6.7x	5.7x	0.87x
Industrial Machinery Manufacturers & Industry Participants								
3D Systems Corporation	5.13	43.5%	$660	$677	NM	NM	NM	1.36x
Desktop Metal, Inc.	0.65	25.5	194	197	NM	NM	NA	1.04
Markforged Holding Corporation	0.70	30.5	128	18	NM	NM	NA	0.20
Prodways Group SA	0.98	30.4	273	457	9.6	6.5	5.7	0.69
Stratasys Ltd.	12.81	59.0	897	583	NM	NM	23.9	0.93
Velo3D, Inc.	0.30	7.6	70	71	NM	NM	NM	0.66
Xometry, Inc.	33.68	86.9	1,582	1,641	NM	NM	NM	3.54
Mean		40.5%	$544	$520	9.6x	6.5x	14.8x	1.20x
Median		30.5%	$273	$457	9.6x	6.5x	14.8x	0.93x

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: Stock price shown in trading currency.
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

KROLL 18

Confidential

Selected Public Companies – Indicated Values ($ in thousands) Enterprise Value Multiples Valuation Summary Public Company Selected Multiple Company Public Company Metric Range Median Range Performance Enterprise Value Range 2023 Adj. EBITDA 6.3x - 12.5x 9.6x 6.5x - 8.5x $11,067 $71,900 - $94,100 2024 Adj. EBITDA 6.6x - 12.7x 8.5x 6.0x - 8.0x $13,033 $78,200 - $104,300 Source: Management Projections 19 Confidential

Appendix: Additional Supporting Detail 20

Volume (thousands) Trading Analysis Fathom Digital Manufacturing Corporation - Trading History February 12, 2023 to February 12, 2024 $30.00 100.00 April 4, 2023 Closing Price Deal Premium Fathom Receives Notice of 11/24/2023 $4.20 13.1% Noncompliance with the 90.00 30 Day Average (1) $4.07 16.8% NYSE’s Continued Listing Standard $25.00 80.00 June 23, 2023 August 14, 2023 Fathom is dropped from Fathom reports earning November 24, 2023 70.00 the Russell 3000 for second Quarter CORE Industrial Partners non- $20.00 binding proposal to acquire remining 37.23% stake in Fathom 60.00 Digital Manufacturing is announced $15.00 50.00 40.00 $10.00 30.00 20.00 $5.00 10.00 $0.00 0.00 Fathom Digital Manufacturing Corporation - Historical Daily Trading Volume Two-Week Average 1,371 One-Month Average 2,896 Six-Month Average 6,848 % of Shares Outstanding 0.0% % of Shares Outstanding 0.1% % of Shares Outstanding 0.2% % of Float 0.1% % of Float 0.2% % of Float 0.4% Shares Outstanding 3,507,080 Float 1,778,930 (1) Trailing average of 30 trading days from the Core Proposal letter on 11/24/2023 21 Confidential Share Price

Contingent Claims Analysis

($ in thousands)

	Discounted Cash Flow Analysis						Selected Public Companies Analysis					
	Scenario 1 Projections			Scenario 2 Projections			2023 EBITDA Selection			2024 EBITDA Selection		
Enterprise Value Indication	$93,200	-	$120,600	$106,500	-	$138,400	$71,900	-	$94,100	$78,200	-	$104,300
Asset Value Indication	$95,606	-	$123,006	$108,906	-	$140,806	$74,306	-	$96,506	$80,606	-	$106,706
Total Debt and Future Interest Accruals (Hurdle)	$165,331	-	$165,331	$165,331	-	$165,331	$165,331	-	$165,331	$165,331	-	$165,331
Option Model Assumptions												
Assumed Term - June 30, 2024	0.37 Years	-	0.37 Years	0.37 Years	-	0.37 Years	0.37 Years	-	0.37 Years	0.37 Years	-	0.37 Years
Asset Volatility	40.0%	-	40.0%	40.0%	-	40.0%	40.0%	-	40.0%	40.0%	-	40.0%
Risk Free Rate	5.43%	-	5.43%	5.43%	-	5.43%	5.43%	-	5.43%	5.43%	-	5.43%
Equity as an Option Value Indications	**$165**	-	**$2,221**	**$702**	-	**$6,447**	**$5**	-	**$184**	**$17**	-	**$567**
Less: Dilution due to Stock Options and Performance RSUs (1)	0	-	0	0	-	0	0	-	0	0	-	0
Adjusted Common Equity Value Indications	**$165**	-	**$2,221**	**$702**	-	**$6,447**	**$5**	-	**$184**	**$17**	-	**$567**
Fully Diluted Shares Outstanding (000s) (2)		7,200			7,200			7,200			7,200	
Implied Fathom Price Per Share	**$0.02**	-	**$0.31**	**$0.10**	-	**$0.90**	**$0.00**	-	**$0.03**	**$0.00**	-	**$0.08**

(1) Based on Black-Scholes option model and other quantitative factors
(2) Represents shares of Class A, Class B, and unvested RSUs, net of tax, excluding Performance RSUs; Source: Company management

KROLL 22

Confidential

Liquidity Constraints The Company has represented that it has limited options for liquidity on a go-forward basis as evidenced, in part, by the following: • Debt Repayment Requirement ‒ The Third Amendment requires Fathom to make a repayment of $50 million of the outstanding principal balance no later than March 31, 2024 with qualified equity capital obtained pursuant to a binding commitment entered into on or before February 16, 2024 (as amended from the original January 31, 2024 date), as amended. ‒ It is Duff & Phelps’ understanding that the Company has pursued possible alternatives and the investment from CORE as contemplated in the Proposed Transaction is the only alternative available to satisfy the equity requirement. ‒ Failure to secure either (i) the binding commitment for a $50 million pay down of the term loan or (ii) the appropriate Credit Support, by February 16, 2024 will result in the Company defaulting on its debt agreement. • Minimum EBITDA Covenant ‒ Based on the Third Amendment, Fathom is required to achieve a minimum EBITDA of $2.7 million for Q4 2023. ‒ Q4 2023 EBITDA was approximately $2.9 million, slightly above the minimum $2.7 million EBITDA covenant • Minimum Liquidity Covenant ‒ Based on the Third Amendment, Fathom is required to have on account a minimum unrestricted cash and cash equivalents balance, together with amounts available to be drawn under the revolving credit facility under the Third Amendment (“Total Liquidity”), of $10.0 million each quarter from Q4 2023 through Q4 2024. ‒ Management’s cash flow estimates indicate an estimated Total Liquidity of $10.6 million as of December 31, 2023, slightly above covenant minimum. 23 Confidential